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                                                                   EXHIBIT 23.03

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Park Electrochemical Corp. on Form S-3 of our report dated May 7, 1993 (October 8, 1993 as to Note 14) (which contains an explanatory paragraph relating to a restatement), included in the Annual Report on Form 10-K of Park Electrochemical Corp. for the fiscal year ended February 26, 1995, and to the use of our report dated May 7, 1993 (October 8, 1993 as to Note 14) (which contains an explanatory paragraph relating to a restatement), appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Deloitte & Touche

New York, New York
January 15, 1996